Exhibit 8.1

October 29, 2021

Board of Directors

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, Texas 75254

Re:	Public Offering of 9.25% Series A Cumulative Redeemable
Perpetual Preferred Stock of COMSovereign Holding Corp.

Ladies and Gentlemen:

We have acted as counsel to COMSovereign Holding Corp., a Nevada corporation (the “Company”), with respect to certain tax matters in connection with the public offering (the “Offering”) of up to 368,000 shares (the “Shares”) of 9.25% Series A cumulative redeemable perpetual preferred stock, $0.0001 par value per share, of the Company, all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 26, 2021 and the accompanying base prospectus dated September 14, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-259307) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of the Underwriting Agreement, dated October 26, 2021, by and between The Benchmark Company, LLC, as representative of the several underwriters listed on Schedule A thereto, and the Company, in the manner described in the Prospectus. In connection with the Offering, you have requested our opinion concerning the statements of United States federal income tax law made in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations.”

The facts, as we understand them, and upon which, with your permission, we rely in rendering the opinion herein, are set forth in the Prospectus. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the Prospectus.

In rendering our opinion, we have reviewed the Registration Statement and the Prospectus and have examined such records, representations, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. We have assumed that the agreements and other documents referred to above will be executed by the parties in the forms provided to and reviewed by us. We have further assumed that all transactions relating to the Shares will be carried out in accordance with the terms of such agreements and documents.

COMSovereign Holding Corp.

October 29, 2021

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and other authorities are subject to differing interpretations or change at any time, possibly with retroactive effect. A change in any of the materials or authorities on which our opinion is based could affect the conclusions set forth herein. We assume no obligation to inform you of any such change. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

Based upon, and subject to the foregoing, although the discussion in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the acquisition, ownership and disposition of the Shares, we hereby confirm that the discussion set forth under such heading, insofar as such discussion constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the United States federal income tax considerations that are likely to be material to U.S. holders (as such term is defined in the Prospectus) relating to the purchase, ownership and disposition of the Shares, subject to the assumptions, limitations and qualifications described in the Prospectus under such heading.

We express no other opinion except as set forth above.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pryor Cashman LLP